Exhibit 99.1

MARKETAXESS REPORTS THIRD QUARTER 2020 REVENUES

OF $164.0 MILLION, OPERATING INCOME OF $87.8 MILLION AND

DILUTED EPS OF $1.78

Third Quarter Financial Highlights*

•	Revenues of $164.0 million, up 25%

•	Operating income of $87.8 million, up 33%

•	Operating margin of 53.5%, up from 50.1%

•	Net income of $67.8 million, up 26%

•	Diluted EPS of $1.78, up 25% from $1.42

•	Record Estimated U.S. high-grade market share of 22.2%, up from 20.2%

•	Record Estimated U.S. high-yield market share of 16.0%, up from 11.9%

*	All comparisons versus third quarter 2019.

NEW YORK, October 27, 2020 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended September 30, 2020.

“It is gratifying to see the strength in market share trends and Open Trading volumes in spite of the return to more normal credit market conditions in the third quarter,” said Rick McVey, Chairman and CEO of MarketAxess. “Trading automation and lower transaction costs on MarketAxess are driving a sustainable change in trading behavior among institutional market participants. Market share gains fueled strong revenue and earnings growth with higher operating margins during the quarter.”

Third Quarter Results

Total revenues for the third quarter of 2020 increased 25% to $164.0 million, compared to $131.6 million for the third quarter of 2019. Operating income was $87.8 million, compared to $66.0 million for the third quarter of 2019, an increase of 33%. Operating margin was 53.5%, compared to 50.1% for the third quarter of 2019. Net income totaled $67.8 million, or $1.78 per share on a diluted basis, compared to $54.0 million, or $1.42 per share, for the third quarter of 2019.

Commission revenue for the third quarter of 2020 increased 26% to $150.6 million, compared to $119.9 million for the third quarter of 2019. Variable transaction fees increased 28% to $123.2 million for the third quarter of 2020, compared to variable transaction fees of $96.0 million for the third quarter of 2019. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 22.2% for the third quarter of 2020, compared to an estimated 20.2% for the third quarter of 2019. Variable transaction fees in the third quarter of 2020 includes approximately $2.4 million of U.S. Treasuries trading commissions related to the November 2019 acquisition of LiquidityEdge LLC, now operating as MarketAxess Rates.

All other revenue, which consists of information services, post-trade services and other revenue, increased 14% to $13.4 million, compared to $11.7 million for the third quarter of 2019. The increase in all other revenue was principally due to new data sales and introduction of new Securities Finance Transaction Regulation (“SFTR”) reporting services of $1.1 million and the favorable impact of the weaker U.S. dollar of $0.6 million.

Total expenses for the third quarter of 2020 increased 16% to $76.2 million, compared to $65.6 million for the third quarter of 2019. The increase in total expenses was largely due to higher employee compensation and benefit costs, mainly due to an increase in headcount, of $4.9 million, depreciation and amortization of $2.3 million, clearing costs, mainly due to increased Open Trading activity and U.S. Treasury matched-principal trading, of $2.1 million, and professional and consulting fees of $1.3 million offset by a $1.4 million decrease in marketing and advertising expense. MarketAxess Rates expenses, including amortization of acquired intangibles expense, totaled $3.3 million during the third quarter of 2020.

The effective tax rate for the third quarter of 2020 was 23.0%, compared to 19.8% for the third quarter of 2019. The income tax provision for the third quarter of 2020 and 2019 reflected $5.9 million and $3.5 million, respectively, of excess tax benefits related to share-based compensation awards. In the third quarter of 2020, the Company recorded an additional provision for unrecognized tax benefits of $4.8 million.

Employee headcount was 599 as of September 30, 2020 compared to 527 as of December 31, 2019 and 511 as of September 30, 2019. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation, new trading protocols and the transition to self-clearing.

Dividend

The Company’s board of directors declared a cash dividend of $0.60 per share of common stock outstanding, to be paid on November 25, 2020 to stockholders of record as of the close of business on November 11, 2020.

Share Repurchases

A total of 8,748 shares were repurchased in the third quarter of 2020 at a cost of $4.2 million.

Balance Sheet Data

As of September 30, 2020, total assets were $1.2 billion and included $341.6 million in cash, cash equivalents and investments. Total stockholders’ equity as of September 30, 2020 was $897.5 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Tony DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Tuesday, October 27, 2020 at 10:00 a.m. EST. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and using the conference ID: 8278649 for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,700 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; global economic, political and market factors; the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new and existing laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci MarketAxess Holdings Inc. +1-212-813-6027	William McBride RF|Binder +1-917-239-6726

Kyle White

MarketAxess Holdings Inc.

+1-212-813-6355

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$150,586	$119,869	$478,632	$346,753
Information services	8,501	7,693	25,570	22,215
Post-trade services	4,689	3,784	12,896	11,840
Other	230	251	681	770

Total revenues	164,006	131,597	517,779	381,578

Expenses
Employee compensation and benefits	37,583	32,681	120,413	97,962
Depreciation and amortization	9,032	6,700	25,404	19,127
Technology and communications	8,417	7,381	25,170	19,637
Professional and consulting fees	8,269	7,018	22,009	19,145
Occupancy	3,445	2,802	10,205	8,549
Marketing and advertising	1,148	2,506	5,633	8,472
Clearing costs	4,838	2,782	16,061	7,969
General and administrative	3,467	3,762	9,853	10,686

Total expenses	76,199	65,632	234,748	191,547

Operating income	87,807	65,965	283,031	190,031
Other income (expense)
Investment income	344	2,211	2,327	6,296
Interest expense	(1,046)	—	(1,046)	—
Other, net	860	(838)	(242)	(860)

Total other income	158	1,373	1,039	5,436

Income before income taxes	87,965	67,338	284,070	195,467
Provision for income taxes	20,189	13,336	57,624	40,838

Net income	$67,776	$54,002	$226,446	$154,629

Per Share Data:
Net income per common share
Basic	$1.81	$1.46	$6.06	$4.17
Diluted	$1.78	$1.42	$5.94	$4.08

Cash dividends declared per common share	$0.60	$0.51	$1.80	$1.53

Weighted-average common shares:
Basic	37,386	37,066	37,343	37,053
Diluted	38,160	37,995	38,129	37,913

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	Total Commissions Revenue

	(In thousands)
	(unaudited)
Variable transaction fees
U.S. high-grade	$60,861	$45,409	$194,039	$130,824
Other credit [1]	59,131	50,009	191,718	143,276

Total credit	119,992	95,418	385,757	274,100
Rates [2]	3,191	567	12,623	1,739

Total variable transaction fees	123,183	95,985	398,380	275,839

Distribution fees
U.S. high-grade	20,760	17,777	60,369	53,238
Other credit[1]	6,586	5,986	19,573	17,318

Total credit	27,346	23,763	79,942	70,556
Rates[2]	57	121	310	358

Total distribution fees	27,403	23,884	80,252	70,914

Total commissions	$150,586	$119,869	$478,632	$346,753

	Average Variable Transaction Fee Per Million

	(unaudited)
U.S. high-grade - fixed-rate	$204.24	$181.45	$190.68	$169.10
U.S. high-grade - floating-rate	47.75	56.08	50.60	65.80

Total U.S. high-grade	199.39	173.35	184.83	162.57
Other credit [1]	208.27	196.04	203.75	194.12

Total credit	203.67	184.55	193.78	177.66

Rates[2]	4.19	48.65	3.99	44.46

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	September 30, 2020	December 31, 2019
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$310,368	$270,124
Cash segregated under federal regulations	50,033	—
Investments, at fair value	31,274	230,477
Accounts receivable, net	81,706	62,017
Receivables from broker-dealers, clearing organizations and customers	380,853	—
Goodwill	147,388	146,861
Intangible assets, net of accumulated amortization	58,873	60,986
Furniture, equipment, leasehold improvements and capitalized software, net	82,074	71,795
Operating lease right-of-use assets	76,692	81,399
Prepaid expenses and other assets	26,191	30,770
Deferred tax assets, net	52	501

Total assets	$1,245,504	$954,930

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$50,926	$47,365
Payables to broker-dealers, clearing organizations and customers	138,120	—
Income and other tax liabilities	34,822	16,690
Deferred revenue	5,092	3,499
Accounts payable, accrued expenses and other liabilities	25,297	19,294
Operating lease liabilities	93,708	97,991

Total liabilities	347,965	184,839

Stockholders’ equity
Common stock	122	122
Additional paid-in capital	327,646	342,541
Treasury stock	(168,841)	(153,388)
Retained earnings	749,211	591,086
Accumulated other comprehensive loss	(10,599)	(10,270)

Total stockholders’ equity	897,539	770,091

Total liabilities and stockholders’ equity	$1,245,504	$954,930

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$67,776	$54,002	$226,446	$154,629
Add back:
Interest expense	1,046	—	1,046	—
Provision for income taxes	20,189	13,336	57,624	40,838
Depreciation and amortization	9,032	6,700	25,404	19,127

Earnings before interest, taxes, depreciation and amortization	$98,043	$74,038	$310,520	$214,594

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$(48,353)	$67,692	$176,869	$176,794
Exclude: Net change in trading investments	638	9,225	(62,636)	371
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	164,797	—	164,797	—
Less: Purchases of furniture, equipment and leasehold improvements	(3,758)	(2,569)	(13,022)	(8,683)
Less: Capitalization of software development costs	(8,121)	(6,553)	(21,124)	(13,863)

Free cash flow	$105,203	$67,795	$244,884	$154,619

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$295,781	$245,027	$1,005,975	$753,885
U.S. high-grade - floating-rate	9,450	16,918	43,830	50,830

Total U.S. high-grade	305,231	261,945	1,049,805	804,715
Other credit	283,920	255,097	940,939	738,091

Total credit	589,151	517,042	1,990,744	1,542,806

Rates	760,676	11,661	3,161,148	39,111

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$4,770	$4,093	$5,555	$4,280
Other credit	4,421	3,971	4,972	3,921

Total credit	9,191	8,064	10,527	8,201

Rates	11,885	182	16,726	208

Number of U.S. Trading Days [1]	64	64	189	188
Number of U.K. Trading Days [2]	65	65	190	189

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.